Memorandum of Agreement

between

Kronos Shipping I, Ltd. (“Kronos”)

and

Conway Shipping Co. Ltd. (“Conway”)

for a credit facility

Date: April 25th, 2009

This Memorandum of Agreement (“MOA”) hereby amends and restates in its entirety that certain Memorandum of Agreement dated as of November 13, 2007 (as amended by Addendum No. 1 dated July 6, 2007, the “Original MOA” and certain other amendments) by and between III to I IMS Holdings, LLC and Schulte Group.  Kronos or its nominee placed an order through the good offices of Conway for one 25,000 dwt IMO II Chemical/Product tanker from Nantong Mingde Heavy Industry Stock Co., Ltd. (“NMS”), the shipbuilding contract (“SBC”) which was signed on or about December 12, 2007. The price is approximately $41.5 million per vessel to be paid in 5 equal installments as set forth in the SBC.

Conway (or one of its affiliates) has formed a Cyprus single purpose owning company, Anthos Shipping Co. Limited (“Buyer”), for this transaction to act as the purchaser of the vessels under the SBC. Immediately upon the repayment of the amounts owed by Kronos to Conway pursuant to this MOA and the assumption of the bank guarantee referenced herein by Kronos (or upon Kronos providing a replacement bank guarantee as provided herein), Conway shall transfer all ownership of Buyer to Kronos such that Kronos shall be the sole owner of Buyer.

The SBC was signed on December 12, 2007 and became effective on June 3, 2008.

Buyer has paid the first 20 percent installment under the SBC (USD 8.3 million) plus provided a bank guarantee for payment of the second and the third installment under the SBC, of approximately USD 8.3 million (“Guaranteed Amount”).

In connection with the purchase of the vessel, Conway provided a loan to the Buyer for the first installment under the SBC and facilitated an interim bank guarantee for the second installment under the SBC (jointly called the “Credit Facility”). This Credit Facility became effective as of the date of signing the SBC as set forth above.

As of the date hereof, the outstanding principal amount under the Credit Facility is USD 5.3 million

Under the Original MOA, III to I Maritime Partners Cayman I, L.P. agreed to guarantee certain payments under the Credit Facility pursuant to a Letter of Guarantee dated as of November 15, 2007.  The conditions to termination of the Letter of Guarantee have been satisfied and the parties hereto agree that the Letter of Guarantee has terminated and is of no further force or effect.

The first payment under the SBC was made in June 2008 with USD 3.0 million of Kronos’ funds and USD 5.3 million of Conway funds under the Credit Facility.

Funds advanced under the Credit Facility (USD 5.3 million) bear interest at the rate of 3 month US-Libor plus 450 basis points; provided that prior to December 1st 2008 such funds accrued interest at the rate of 3 month US-Libor plus 300 basis points. The term of the Credit Facility shall be until July 30, 2010.

Kronos shall pay to Conway a lump sum amount of USD 200,000 as a fee for providing the bank guarantee for the payment of the second installment under the SBC minus any amounts which have already been paid with respect to such fee.

Kronos shall be deemed to be in default of its obligation under this agreement if any of the following events occur:

A)	Kronos fails to repay the outstanding principal amount of USD 5.3 million under the Credit Facility to Conway on or before July 30, 2010;

B)	Kronos fails to provide an acceptable bank guarantee or take over the bank guarantee of Conway in order to discharge Conway from its obligations regarding the Guaranteed Amount by July 30, 2010;

C)	Kronos fails to pay the interest on the outstanding principal amount of the Credit Facility on the last day of each calendar quarter, in arrears, with a cure period of 5 days for non-payment.

If Kronos is in default of payments or in performance of its obligations hereinabove liquidated damages of USD 3.0 million shall immediately fall due.

It is hereby understood by all parties that this amount is by way of liquidated damages and not by way of penalty. Notwithstanding any provision in this MOA to the contrary, the USD 3.0 million previously paid by Kronos shall be utilized to settle any liquidated damages due hereunder. If Kronos is required to pay any such liquidated damages hereunder, the parties hereto agree that no additional liquidated damages, penalties or payments (including but not limited to payments of any outstanding principal amounts) related to the Credit Facility shall be due hereunder and the provisions of this MOA shall be of no further force or effect after payment of such liquidated damages. Notwithstanding this, any unpaid interest on the outstanding principal amount will remain due and payable.

Kronos shall pay all reasonable out of pocket costs of Conway for the setup of Buyer (which shall be assigned by Conway to Kronos as set forth herein) and for all reasonable associated costs of establishing the Credit Facility. Such amounts will be paid by Kronos upon receipt of a Conway invoice regarding the same. Such amounts shall remain due and payable in case of a default by Kronos.

Kronos source of funds for repayment:

1.
Kronos has arranged financing through a credit facility (the “Bank Facility”) with Deutsche Schiffsbank Aktiengesellschaft (“DSB”) for a USD 30 million first mortgage loan for the vessel, encompassing the necessary yard guarantees and progress payments.

2.	Kronos is currently in the initial stages of providing the equity component from its existing client base or through its affiliates.

In addition, it is understood and agreed between the parties hereto that the Bank Facility shall be without liability to Conway, except as agreed by Conway. Upon a default by Kronos under this MOA, Kronos agrees that Conway may assume the obligations under the Bank Facility provided that DSB agrees to such assumption.

Provided that Kronos is not in default under this MOA, Conway agrees that it will not sell, transfer or assign any ownership interest in Buyer or any assets of Buyer to any other person or entity.

Kronos hereby authorizes Conway to negotiate a delay of up to 6 months in the construction and delivery schedule of the vessel to be built under the SBC and undertakes to accept the new construction and delivery schedule and any resultant changes to the SBC. All reasonable costs of Conway for the negotiation of a delay will be paid by Kronos upon receipt of an invoice regarding the same (incl. the extension of performance guarantee if demanded by the yard).

Kronos warrants to pay USD 110.000 in outstanding guarantee payment fees plus outstanding interest of USD 118.664,88 for the period 1st December 2008 to 31st March 2009. If the amounts are not paid within 3 business days of the date of this Agreement then this Agreement will be null and void and the relations between the parties will be governed by previous agreements as amended.

This MOA shall be construed in accordance with and governed by the laws of England. Any dispute arising under this MOA shall be settled by arbitration in London, England in accordance with English law. The arbitration panel shall be composed of three arbitrators, one to be chosen by us and the other by you. The two arbitrators thus appointed shall select a third arbitrator. All arbitration proceedings shall be conducted in English and the award shall be binding and final on the parties.In WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

KRONOS SHIPPING I, LTD.

/S/
Name:	Jason Morton
Title:

Conway Shipping Co. Ltd.

/S/
Name:	Jens Alers
Title:	Director